Cooper Standard Reports Third Quarter Results;
Raises Sales Guidance, Affirms Midpoint for Full-year Adjusted EBITDA Margin

NOVI, Mich., October 31, 2017 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2017.

Third Quarter 2017 Highlights

•	Sales increased to a third quarter record $869.0 million

•	Net income totaled $24.6 million or $1.32 per diluted share

•	Adjusted EBITDA totaled $96.0 million or 11.1 percent of sales

•	Adjusted net income totaled $39.5 million or $2.11 per diluted share

•	Net new business awards totaled $108.1 million for the quarter, $345.3 million year-to-date

During the third quarter of 2017, the Company generated net income of $24.6 million, or $1.32 per diluted share, and adjusted EBITDA of $96.0 million on sales of $869.0 million. These results compare to net income of $36.4 million, or $1.94 per diluted share, and adjusted EBITDA of $100.8 million on sales of $855.7 million in the third quarter of 2016. The Company’s adjusted EBITDA as a percent of sales for the third quarter of 2017 was 11.1 percent compared to 11.8 percent in the third quarter of 2016.

“We set a new third quarter record for sales as increases in Europe, Asia and South America more than offset lower sales stemming from reduced light vehicle production in North America,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “While customer inventory adjustments in North America adversely impacted our mix and margins for the quarter, we are tracking ahead of our original full-year guidance for sales and in line with our full-year guidance for adjusted EBITDA as a percent of sales.”

The Company’s third quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $39.5 million, or $2.11 per diluted share, compared to $46.5 million, or $2.48 per diluted share in the third quarter of 2016. The change in adjusted net income was driven primarily by weakness in the North American automotive market, which resulted in lower production volumes, unfavorable product mix and price reductions. These were partially offset by savings from continued improvements in operating efficiencies globally.

For the first nine months of 2017, the Company reported net income of $106.8 million, or $5.67 per diluted share, and adjusted EBITDA of $320.8 million on sales of $2.68 billion. By comparison, the Company reported net income of $107.9 million, or $5.77 per diluted share, and adjusted EBITDA of $312.9 million on sales of $2.60 billion in the first nine months of 2016. The Company’s adjusted EBITDA margin for the first nine months of 2017 was 12.0 percent, in line with the first nine months of 2016.

Adjusted net income for the first nine months of 2017 was $144.4 million or $7.66 per diluted share. This compares to adjusted net income of $146.9 million or $7.85 per diluted share in the first nine months of 2016.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share are non-GAAP measures. Definitions of these measures and reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the third quarter, Cooper Standard launched 47 new customer programs and was awarded $108.1 million in annual net new business. For the first nine months of the year, the Company’s annual net new business awards totaled $345.3 million, an increase of 18.2 percent compared to the same period last year.

New contract awards for the Company’s recent product innovations totaled $32 million in the quarter. Since the first quarter of 2016, contract awards for innovation products total $417 million. Commercialized innovation products include: MagAlloy™; ArmorHose™; ArmorHose™ TPV; Gen III Posi-Lock; TP Microdense; and Fortrex™.

In August, Cooper Standard formally opened its new Global Technical Center in Livonia, Mich. This state-of-the-art facility will serve as the hub for the Company’s materials and product innovation endeavors. The optimized facility is dedicated to forward-looking developments and is designed to enhance collaboration and accelerate innovation.

Subsequent to the end of the quarter, Cooper Standard was named a finalist for the Automotive News PACE Award for 2018 for its Fortrex™ lightweight elastomeric material. The 24th annual PACE (Premier Automotive Suppliers' Contribution to Excellence) Awards honor supplier innovations that have entered the market and are delivering measurable customer benefits.

Consolidated Results

Third quarter 2017 sales increased by $13.4 million or 1.6 percent compared to the third quarter of 2016. The year-over-year variance was largely attributable to favorable volume and mix in Europe and Asia, and favorable exchange rates in Europe, partially offset by unfavorable volume and mix in North America and price reductions.

Third quarter adjusted EBITDA decreased by $4.7 million or 4.7 percent compared to the third quarter of 2016. The year-over-year variance was primarily attributable to price reductions, unfavorable vehicle production mix, commodity price pressure and inflation, partially offset by increased operating efficiencies and restructuring savings.

Segment Results

North America

The Company’s North America segment reported sales of $437.4 million in the third quarter, a decrease of 3.0 percent when compared to $450.8 million in sales reported in the third quarter 2016. The year-over-year change was largely attributable to unfavorable vehicle production volume and mix, and price reductions, partially offset by incremental sales from acquisitions.

North America segment profit was $44.2 million, or 10.1 percent of sales, in the third quarter. This compared to segment profit of $55.0 million or 12.2 percent of sales in the third quarter 2016. The year-over-year change was driven primarily by unfavorable vehicle production volume and mix, price reductions and continued investments to support innovation, partially offset by gains in operating efficiencies and material cost savings.

Europe

The Company’s Europe segment reported sales of $254.4 million in the third quarter, an increase of 4.8 percent when compared to sales of $242.8 million in the third quarter 2016. The year-over-year change was primarily attributable to favorable foreign exchange rates, as well as favorable volume and mix.

The Europe segment reported a loss of $9.0 million in the third quarter compared to segment loss of $5.6 million in the third quarter of 2016. The year-over-year change was primarily attributable to a $5.7 million non-cash charge related to the wind-up and annuitization of the Company’s U.K. pension plan, higher material costs, and transactional foreign exchange pressure, partially offset by favorable volume and mix, improvements in operating efficiency and restructuring savings.

Asia Pacific

The Company’s Asia Pacific segment reported sales of $148.5 million in the third quarter, an increase of 8.3 percent when compared to sales of $137.2 million in the third quarter 2016. The year-over-year variance was largely attributable to improved volume and mix, and the consolidation of the Company’s sealing joint venture in Guangzhou, China.

Asia Pacific segment profit was $3.1 million in the third quarter, compared to $3.0 million in the third quarter 2016. Improvements in operating efficiency and lower material costs were largely offset by price reductions, wage inflation and continued investments to support growth.

South America

The Company’s South America segment reported sales of $28.7 million in the third quarter, an increase of 15.3 percent when compared to sales of $24.9 million in the third quarter of 2016. The increase was largely attributable to improved volume and mix.

The South America segment reported a loss of $4.9 million in the third quarter, compared to a segment loss of $3.3 million in the third quarter of 2016. The year-over-year change was due largely to a $3.1 million pre-tax charge for the settlement of indirect tax claims under a voluntary tax amnesty program, of which $0.2 million was paid in cash, and price reductions, partially offset by improved volume and mix, and increased operating efficiency.

Liquidity and Cash Flow

At September 30, 2017, Cooper Standard had cash and cash equivalents totaling $373.0 million. Net cash provided by operating activities in the third quarter 2017 was $40.4 million and free cash flow for the quarter (defined as net cash provided by operating activities minus capital expenditures) was $1.1 million.

During the quarter, the Company repurchased 213,663 shares of its outstanding common stock at an average cost of $103.59 per share, excluding commissions. Share repurchases resulted in a use of $23.2 million of cash in the quarter.

In addition to cash and cash equivalents, the Company had $188.5 million available under its amended senior asset-based revolving credit facility (“ABL”) for total liquidity of $561.5 million at September 30, 2017.

Total debt at September 30, 2017 was $755.0 million. Net debt (defined as total debt minus cash and cash equivalents) was $382.0 million. Cooper Standard’s net leverage ratio at September 30, 2017 was 0.9 times trailing 12 months adjusted EBITDA.

Outlook

Based on the results achieved in the third quarter and year-to-date, the Company has raised full-year guidance for sales and tightened the guidance range for full-year adjusted EBITDA margin. Current full-year 2017 guidance is summarized below:

	Previous Guidance (8/4/2017)	Current Guidance
Sales	$3.48 - $3.53 billion	$3.58 - $3.61 billion
Adjusted EBITDA Margin[1]	12.3% - 12.8%	12.4% - 12.6%
Capital Expenditures	$165 - $175 million	Unchanged
Cash Restructuring	$45 - $55 million	Unchanged
Effective Tax Rate	26% - 29%	Unchanged
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We do not provide guidance on net income margin. Full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 1, 2017 at 9 a.m. ET to discuss its third quarter 2017 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008495 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$869,016	$855,656	$2,680,212	$2,597,457
Cost of products sold	718,187	690,984	2,187,058	2,101,000
Gross profit	150,829	164,672	493,154	496,457
Selling, administration & engineering expenses	94,145	92,368	267,883	268,498
Amortization of intangibles	3,432	3,457	10,563	9,974
Impairment charges	—	—	4,270	—
Restructuring charges	9,909	10,430	28,220	33,468
Other operating loss	—	—	—	155
Operating profit	43,343	58,417	182,218	184,362
Interest expense, net of interest income	(10,256)	(10,114)	(31,788)	(29,861)
Equity in earnings of affiliates	660	1,386	3,735	5,823
Loss on refinancing and extinguishment of debt	—	—	(1,020)	—
Other expense, net	(451)	(518)	(3,275)	(8,589)
Income before income taxes	33,296	49,171	149,870	151,735
Income tax expense	7,838	12,525	40,258	43,312
Net income	25,458	36,646	109,612	108,423
Net income attributable to noncontrolling interests	(818)	(284)	(2,810)	(549)
Net income attributable to Cooper-Standard Holdings Inc.	$24,640	$36,362	$106,802	$107,874

Weighted average shares outstanding
Basic	17,703,660	17,469,156	17,769,808	17,388,541
Diluted	18,680,518	18,760,663	18,838,287	18,703,578

Earnings per share:
Basic	$1.39	$2.08	$6.01	$6.20
Diluted	$1.32	$1.94	$5.67	$5.77

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$372,984	$480,092
Accounts receivable, net	571,515	460,503
Tooling receivable	111,543	90,974
Inventories	179,470	146,449
Prepaid expenses	42,685	37,142
Other current assets	97,845	81,021
Total current assets	1,376,042	1,296,181
Property, plant and equipment, net	916,496	832,269
Goodwill	170,765	167,441
Intangible assets, net	72,060	81,363
Other assets	100,233	114,448
Total assets	$2,635,596	$2,491,702

Liabilities and Equity
Current liabilities:
Debt payable within one year	$32,448	$33,439
Accounts payable	491,202	475,426
Payroll liabilities	138,127	144,812
Accrued liabilities	123,955	105,665
Total current liabilities	785,732	759,342
Long-term debt	722,557	729,480
Pension benefits	178,406	172,950
Postretirement benefits other than pensions	56,876	54,225
Other liabilities	47,859	53,914
Total liabilities	1,791,430	1,769,911
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	513,609	513,934
Retained earnings	502,806	425,972
Accumulated other comprehensive loss	(200,588)	(242,563)
Total Cooper-Standard Holdings Inc. equity	815,844	697,360
Noncontrolling interests	28,322	24,431
Total equity	844,166	721,791
Total liabilities and equity	$2,635,596	$2,491,702

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating Activities:
Net income	$109,612	$108,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	88,850	81,725
Amortization of intangibles	10,563	9,974
Impairment charges	4,270	—
Share-based compensation expense	19,006	18,533
Equity in earnings of affiliates, net of dividends related to earnings	1,647	(2,801)
Loss on refinancing and extinguishment of debt	1,020	—
Other	14,706	1,396
Changes in operating assets and liabilities	(145,124)	(35,205)
Net cash provided by operating activities	104,550	182,045
Investing activities:
Capital expenditures	(137,446)	(116,788)
Acquisition of businesses, net of cash acquired	(478)	(37,478)
Cash from consolidation of joint venture	—	3,395
Proceeds from sale of fixed assets and other	1,236	156
Net cash used in investing activities	(136,688)	(150,715)
Financing activities:
Principal payments on long-term debt	(15,616)	(9,787)
Increase in short-term debt, net	6,070	1,703
Repurchase of common stock	(30,680)	(23,800)
Proceeds from exercise of warrants	836	2,498
Taxes withheld and paid on employees' share based payment awards	(11,949)	(11,979)
Other	(795)	101
Net cash used in financing activities	(52,134)	(41,264)
Effects of exchange rate changes on cash and cash equivalents	(22,836)	(7,880)
Changes in cash and cash equivalents	(107,108)	(17,814)
Cash and cash equivalents at beginning of period	480,092	378,243
Cash and cash equivalents at end of period	$372,984	$360,429

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income and adjusted diluted net income, respectively, divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Cooper-Standard Holdings Inc.	$24,640	$36,362	$106,802	$107,874
Income tax expense	7,838	12,525	40,258	43,312
Interest expense, net of interest income	10,256	10,114	31,788	29,861
Depreciation and amortization	34,368	31,325	99,413	91,699
EBITDA	$77,102	$90,326	$278,261	$272,746
Restructuring charges	9,909	10,430	28,220	33,468
Settlement charges (1)	5,902	—	5,902	—
Foreign tax amnesty program (2)	3,121	—	3,121	—
Impairment charges (3)	—	—	4,270	—
Loss on refinancing and extinguishment of debt (4)	—	—	1,020	—
Secondary offering underwriting fees and other expenses (5)	—	—	—	6,500
Other	—	—	—	155
Adjusted EBITDA	$96,034	$100,756	$320,794	$312,869

(1)	Non-cash settlement charges of $5.7 million and administrative fees of $0.2 million relating to the U.K. pension plan.

(2)	Relates to indirect taxes recorded in cost of products sold.

(3)	Impairment charges related to fixed assets.

(4)	Loss on refinancing and extinguishment of debt related to the May 2017 amendment of the Term Loan Facility.

(5)	Fees and other expenses associated with the March 2016 secondary offering.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Cooper-Standard Holdings Inc.	$24,640	$36,362	$106,802	$107,874
Restructuring charges	9,909	10,430	28,220	33,468
Settlement charges (1)	5,902	—	5,902	—
Foreign tax amnesty program (2)	3,121	—	3,121	—
Impairment charges (3)	—	—	4,270	—
Loss on refinancing and extinguishment of debt (4)	—	—	1,020	—
Secondary offering underwriting fees and other expenses (5)	—	—	—	6,500
Other	—	—	—	155
Tax impact of adjusting items (6)	(4,068)	(268)	(4,943)	(1,132)
Adjusted net income	$39,504	$46,524	$144,392	$146,865

Weighted average shares outstanding:
Basic	17,703,660	17,469,156	17,769,808	17,388,541
Diluted	18,680,518	18,760,663	18,838,287	18,703,578

Earnings per share:
Basic	$1.39	$2.08	$6.01	$6.20
Diluted	$1.32	$1.94	$5.67	$5.77

Adjusted earnings per share:
Basic	$2.23	$2.66	$8.13	$8.45
Diluted	$2.11	$2.48	$7.66	$7.85

(1)	Non-cash settlement charges of $5.7 million and administrative fees of $0.2 million relating to the U.K. pension plan.

(2)	Relates to indirect taxes recorded in cost of products sold.

(3)	Impairment charges related to fixed assets.

(4)	Loss on refinancing and extinguishment of debt related to the May 2017 amendment of the Term Loan Facility.

(5)	Fees and other expenses associated with the March 2016 secondary offering.

(6)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$40,372	$66,804	$104,550	$182,045
Capital expenditures	(39,297)	(35,359)	(137,446)	(116,788)
Free cash flow	$1,075	$31,445	$(32,896)	$65,257